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                                                                    EXHIBIT (a)


                    April 22, 1996

                    To Our Shareholders:

                         I am pleased to inform you that on April 20, 1996,
                    Duplex Products Inc. entered into an Agreement and Plan of
                    Merger ("Merger Agreement") with The Reynolds and Reynolds
                    Company and its wholly owned subsidiary, Delaware
[DUPLEX LOGO]       Acquisition Co., pursuant to which Delaware Acquisition Co.
                    has commenced a cash tender offer ("Offer") to purchase all of the outstanding shares of Duplex Products Inc. together with any associated stock purchase rights ("Share") for $12.00 per share. Pursuant to the Merger Agreement, the Offer will be followed by a merger in which all Shares will be converted into the right to receive $12.00 per share in cash, without interest. As a result of the Merger, Duplex
                    Products Inc. will be a wholly owned subsidiary of The
                    Reynolds and Reynolds Company.

                         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT
                    THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF DUPLEX PRODUCTS INC., HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE DUPLEX PRODUCTS INC. SHAREHOLDERS ACCEPT THE OFFER A ND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                         In arriving at its recommendation, the Board of
                    Directors gave careful consideration to a number of factors, including among other things, the factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, and the opinion of Duff & Phelps Capital Markets Co., a financial adivsor to Duplex Products Inc., that the consideration to be received by the holders of Duples Products Inc. common stock in the Offer and the Merger is fair to such holders from a financial point of view.

                         In addition to the attached Schedule 14D-9 relating to
                    the Offer, also enclosed is the Offer to Purchase, dated April 22, 1996, of Delaware Acquisition Co., together with related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and Merger and provide instructions as to how to tender your Shares. I urge you to read the enclosed materials carefully.

                    Sincerely,


                    /s/ Andrew A. Campbell

                    ANDREW A. CAMPBELL
                    President
                    Duplex Products Inc.



                                        DUPLEX PRODUCTS, INC.
                                            P.O. BOX 1947
                                          1947 BETHANY ROAD
                                       SYCAMORE, ILLINOIS 60178